TO OUR STOCKHOLDERS:

Net earnings were $4,153,000 for the first quarter of 2001, compared with $4,270,000 in the first quarter of 2000. Earnings per share were 49 cents, unchanged from the same quarter of 2000.

Net interest income was $12.4 million in the quarter compared to $12.8 million for the year-earlier period. Non-interest income for the first quarter was $3.0 million and included a gain on the sale of portfolio securities of $499,000. Without regard for the gain on the sale of securities, non-interest income was unchanged from the same period of 2000. Non-interest expense increased 2.2 percent compared with last year.

Nonperforming assets were $15.8 million or 1.78 percent of total loans at March 31, 2001 compared with $25.7 million or 2.82 percent of total loans at December 31, 2000. The Company's reserve for loan losses at quarter-end was $12.9 million or 1.47 percent of loans outstanding. There were net chargeoffs during the quarter of $2.0 million compared with $220,000 in the first quarter of 2000.

At the Annual Stockholders' meeting held on April 18, 2001, David L. Andreas, Robert L. Olson, Roger H. Scherer, Michael J. Boris, and Esperanza Guerrero-Anderson were reelected to the Board of Directors. The Directors declared a regular quarterly cash dividend on common stock of 14 cents per share, payable June 1, 2001, to stockholders of record May 3, 2001.

On April 30, 2001, the Company announced that it had entered into a definitive agreement to merge with Marshall & Ilsley Corporation of Milwaukee, Wisconsin (M & I). Under the terms of the agreement, M & I will offer the Company stockholders a tax-free exchange of stock valued at $29.50 per share. Pursuant to the agreement, this exchange ratio will not be greater than .65556, nor less than .53636. The transaction is subject to ratification by the Company's stockholders and regulatory approvals. It is expected to close by year end and will be treated as a purchase for accounting purposes. Information of interest to our stockholders will be posted on our website, www.nationalcitybank.com Information about Marshall & Ilsey Corporation (NYSE: MI) is available at its website, www.micorp.com. Its banking subsidiary, M & I Bank is www.mibank.com.


David C. Malmberg                                        David L. Andreas
Chairman of the Board                                    President and
                                                         Chief Executive Officer

      NATIONAL CITY BANCORPORATION AND SUBSIDIARIES
      CONSOLIDATED BALANCE SHEETS
      (in thousands)

                                                                   March 31,        December 31,
                                                                     2001              2000
                                                                  -----------       -----------
ASSETS
      Cash & due from banks                                       $    45,955       $    43,749
      Federal funds sold and resale agreements                         39,000             1,120
      Available-for-sale securities:
          U.S. Treasury                                                                   4,998
          U.S. Government agencies                                     30,448            44,869
          Mortgage-backed                                             100,620            88,596
          Municipal                                                    26,365            25,906
          Other securities                                              4,607             4,607
                                                                  -----------       -----------
              Total available-for-sale securities                     162,040           168,976
      Held-to-maturity securities:
          Mortgage-backed                                              37,297            38,970
                                                                  -----------       -----------
              Total held-to-maturity securities                        37,297            38,970
              (approximate market value: 2001-$37,666;
              2000- $38,790)
      Loans                                                           880,591           910,828
        Less allowance for loan losses                                (12,906)          (14,081)
                                                                  -----------       -----------
              Net Loans                                               867,685           896,747
      Premises & equipment                                              7,555             7,549
      Accrued interest receivable                                       9,062             9,871
      Customer acceptance liability                                     1,649             2,099
      Derivative product assets                                         5,702
      Other assets                                                     27,827            23,525
                                                                  -----------       -----------
      Total assets                                                $ 1,203,772       $ 1,192,606
                                                                  ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
      Deposits:
          Noninterest bearing                                     $   153,746       $   157,121
          Interest bearing                                            499,058           486,603
                                                                  -----------       -----------
              Total deposits                                          652,804           643,724
      Federal funds purchased and repurchase agreements                98,504           106,083
      Commercial paper                                                 22,249            27,349
      Other short-term borrowed funds                                  61,099            56,630
      Long-term debt                                                  176,000           176,000
      Acceptances outstanding                                           1,649             2,099
      Derivative product liabilities                                    5,702
      Other liabilities                                                17,152            15,962
                                                                  -----------       -----------
              Total liabilities                                     1,035,159         1,027,847
      Stockholders' equity:
          Common stock, par value $1.25
              Authorized shares: 40,000,000
              Issued shares: 2001 - 8,868,185; 2000 - 8,867,417        11,085            11,084
          Additional paid-in capital                                  122,077           122,062
          Unrealized gains on securities net of tax effect              2,243             1,372
          Unrealized gains on hedges net of tax effect                      1
          Retained earnings                                            40,275            37,309
                                                                  -----------       -----------
               Subtotal                                               175,681           171,827
           Less common stock in treasury at cost:
                2001- 394,285 shares; 2000- 394,277 shares             (7,068)           (7,068)
                                                                  -----------       -----------
                  Total stockholders' equity                          168,613           164,759
                                                                  -----------       -----------
                  Total liabilities and stockholders' equity      $ 1,203,772       $ 1,192,606
                                                                  ===========       ===========

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands except per share)

                                                                     Three months ended
                                                                          March 31,
                                                                    2001            2000
                                                                 ----------      ----------
INTEREST INCOME
    Interest and fees on loans                                   $   21,699      $   21,053
    Interest on federal funds sold and resale agreements                186             142
    Interest and dividends on securities                              3,213           3,029
                                                                 ----------      ----------
        Total interest income                                        25,098          24,224

INTEREST EXPENSE
    Interest on deposits                                              6,450           5,678
    Interest on short-term borrowed funds                             2,972           2,443
    Interest on long-term debt                                        3,263           3,324
                                                                 ----------      ----------
        Total interest expense                                       12,685          11,445
                                                                 ----------      ----------
        Net interest income                                          12,413          12,779
    Provision for loan losses                                           830             520
                                                                 ----------      ----------
        Net interest income after provision for loan losses          11,583          12,259

NONINTEREST INCOME
    Service charges on deposit accounts                                 663             643
    Fees for other customer services                                    419             493
    Trust fees                                                        1,193           1,134
    Gain on sale of securities                                          499
    Other                                                               199             207
                                                                 ----------      ----------
        Total noninterest income                                      2,973           2,477

NONINTEREST EXPENSES
    Salaries and employee benefits                                    4,391           4,304
    Net occupancy expense                                               825             864
    Equipment rentals, depreciation and maintenance                     948             905
    Other                                                             1,669           1,591
                                                                 ----------      ----------
        Total noninterest expense                                     7,833           7,664
                                                                 ----------      ----------

Earnings before taxes                                                 6,723           7,072
Applicable income taxes                                               2,570           2,802
                                                                 ----------      ----------
        Net Earnings                                             $    4,153      $    4,270
                                                                 ==========      ==========

Basic earnings per share                                         $     0.49      $     0.49

Average common shares outstanding                                 8,473,401       8,681,168

FINANCIAL HIGHLIGHTS
(in thousands except per share)

                                        FIRST QUARTER ENDED
                                             MARCH 31,                 PERCENT
                                   -----------------------------
                                       2001             2000           CHANGE
                                   --------------   ------------     ----------
EARNINGS:
        Net interest income              $12,413         $12,779         (3)%
        Net earnings                       4,153           4,270         (3)%

BASIC EARNINGS PER SHARE:
         Net earnings                      $0.49           $0.49


                                      MARCH 31,      DECEMBER 31,
                                        2001            2000
                                   --------------   -------------
BALANCE SHEET ITEMS:
        Total assets                  $1,203,772      $1,192,606          1%
        Loans                            880,591         910,828         (3)%
        Deposits                         652,804         643,724          1%
        Stockholders' equity             168,613         164,759          2%
        Book value per share               19.90           19.44

DIRECTORS OF NATIONAL CITY BANCORPORATION          OFFICERS OF NATIONAL CITY BANCORPORATION
David C. Malmberg                                  David L. Andreas
CHAIRMAN OF THE BOARD                              PRESIDENT AND CHIEF EXECUTIVE OFFICER
National City Bancorporation

Wendell R. Anderson*                               Thomas J. Freed
OF COUNSEL                                         SECRETARY AND CHIEF FINANCIAL OFFICER
Larkin, Hoffman, Daly and Lindgren Ltd.

David L. Andreas
PRESIDENT AND CHIEF EXECUTIVE OFFICER
National City Bancorporation
PRESIDENT AND CHIEF EXECUTIVE OFFICER
National City Bank of Minneapolis

Terry L. Andreas
CHAIRMAN OF THE BOARD
School for Field Studies
Beverly, Massachusetts

Michael J. Boris*                                  PRINCIPAL OFFICERS OF SUBSIDIARIES
PRIVATE INVESTOR AND CONSULTANT
                                                   DIVERSIFIED BUSINESS CREDIT, INC
Sharon Bredeson                                    Robert L. Olson
PRESIDENT AND CHIEF EXECUTIVE OFFICER              PRESIDENT AND CHIEF EXECUTIVE OFFICER
Staff-Plus, Inc.

John H. Daniels, Jr.*                              Janet L. Pomeroy
PARTNER                                            SENIOR VICE PRESIDENT
Willeke and Daniels

James B. Goetz, Sr.
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Goetz Companies

Esperanza Guerrero-Anderson*
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Milestone Growth Fund, Inc
                                                   NATIONAL CITY BANK OF MINNEAPOLIS
Walter E. Meadley, Jr.                             David L. Andreas
RETIRED VICE CHAIRMAN OF THE BOARD                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
National City Bank

Robert L. Olson                                    William J. Klein
PRESIDENT AND CHIEF EXECUTIVE OFFICER              EXECUTIVE VICE PRESIDENT CLIENT SERVICES
Diversified Business Credit, Inc

Roger H. Scherer*                                  Thomas J. Freed
CHAIRMAN OF THE BOARD                              SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
Scherer Bros. Lumber Company                       OFFICER

                                                   Donald W. Kjonaas
                                                   SENIOR VICE PRESIDENT OPERATIONS

* Members of the Audit Committee